Exhibit 99.1

                Spectrum Control Reports Third Quarter Profit

  Orders, Shipments and Profitability Increase Significantly from a Year Ago

                    Cash Flow and Liquidity Remain Strong

    FAIRVIEW, Pa., Sept. 16 /PRNewswire-FirstCall/ --

                                 FlashResults
                         Spectrum Control, Inc. (SPEC)
                 (Numbers in Thousands, Except Per Share Data)

               3rd quarter ended               3rd quarter ended
                       8/31/2004         YTD           8/31/2003        YTD
     Sales               $20,180     $58,789             $15,354    $46,070
     Net Income             $997      $3,137                 $29       $445
     Average Shares       13,177      13,168              13,004     12,975
     EPS                   $0.08       $0.24               $0.00      $0.03

    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the third quarter ended August 31, 2004.
    For the third quarter of fiscal 2004, the Company reported net income of $997,000 or eight cents per share on sales of $20,180,000, compared to net income of $29,000 or zero cents per share on sales of $15,354,000 for the same period last year. For the first nine months of fiscal 2004, the Company had net income of $3,137,000 or 24 cents per share on sales of $58,789,000. For the comparable period of 2003, the Company had net income of $445,000 or three cents per share on sales of $46,070,000.
    Dick Southworth, the Company's President and Chief Executive Officer commented, "Compared to last year, our overall operating performance continues to significantly improve. Total customer orders received in the third quarter amounted to $20.0 million, an increase of $4.4 million or 29% from a year ago. Demand for our signal integrity products was particularly strong, with customer orders received in the current quarter of $13.4 million, an increase of $3.7 million or 38% from the comparable quarter of 2003. Our signal integrity products are used in numerous applications and industries including telecommunications, military, aerospace, automotive, and medical. Total shipments in the current quarter grew to $20.2 million, an increase of $4.8 million or 31% from a year ago. The higher shipment level, combined with our continuous implementation of cost reduction programs, enhanced our profitability by improving efficiencies and enabling us to leverage our fixed manufacturing costs. Income from operations was $1.6 million during the current quarter, compared to a virtual breakeven level for the same quarter last year. We expect to build upon our improved financial performance, as we strive to achieve and maintain dynamic growth and significant shareholder value."

    Quarter Highlights
    Positive Impact of Acquisition
    On February 27, 2004, we acquired all of the outstanding common stock of Salisbury Engineering, Inc. ("SEI"). SEI, based in Delmar Delaware, designs and manufactures a full line of radio frequency and microwave components and systems used primarily in military and aerospace applications. SEI's current products include microwave synthesizers, multiple channel filter banks and preselectors, and global positioning system amplifiers. These complex systems incorporate advance technologies and significantly expand our microwave capabilities. In addition, SEI's microwave component offerings (miniature chip filters, lumped element filters, band reject filters, cavity filters, and waveguides) are a natural complement to our existing frequency control product offerings. The aggregate cash purchase price for SEI was approximately
$5.6 million, including legal fees and other costs directly related to the acquisition. The purchase price was entirely funded through our cash reserves.
    We have successfully integrated this acquisition into our Frequency Control Products Group, with SEI being accretive to our overall profitability while generating $1.1 million of shipments in the third quarter of fiscal 2004 and total year-to-date shipments of $2.4 million.

    Improved Profit Margins
    In the third quarter of fiscal 2004, gross margin was $5.6 million or 27.6% of sales, compared to $3.0 million or 19.6% of sales for the third quarter of last year. This improvement primarily reflects decreases in manufacturing overhead costs, from numerous cost reduction programs, and economies of scale realized with additional production and shipment volumes. Total manufacturing overhead expense was $6.9 million or 34.0% of sales in the third quarter of fiscal 2004, versus $6.3 million or 41.3% of sales for the comparable period of 2003.

    Strong Cash Flow and Liquidity
    Our operating cash flow and liquidity remain strong. Despite increased working capital requirements, net cash generated by operating activities amounted to $6.1 million during the first nine months of fiscal 2004, an increase of $821,000 or 15.6% from the comparable period a year ago. As a result of increased shipments and production requirements during the first nine months of fiscal 2004, accounts receivable and inventories increased by $1.1 million and $1.0 million, respectively, excluding the impact of our SEI acquisition. Our total cash and cash equivalents at the end of the third quarter were $23.3 million, and our total borrowed funds were only
$2.1 million.

    Current Business Outlook
    Mr. Southworth stated, "Our third quarter sales and earnings were below our previous expectations of $22.0 million and 12 cents per share, respectively. This shortfall reflects a softening of demand experienced throughout the passive components industry. Although we believe this market softening is temporary, and market conditions will improve in the fourth quarter and beyond, the third quarter softening illustrates the short-term volatility and unpredictability of our major markets. Accordingly, we are not in a position to provide any specific guidance regarding our fourth quarter sales and profitability expectations. However as we have demonstrated in each quarter of the current fiscal year, we expect our fourth quarter 2004 sales and profitability to significantly exceed the comparable period performance of 2003. On a long-term basis, we firmly believe that we are strategically positioned for strong annual sales growth and enhanced profitability," he concluded.

    Forward-Looking Information
    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.
    Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    Simultaneous Webcast and Teleconference Replay
    Spectrum Control, Inc. will host a teleconference to discuss its third quarter results on Thursday, September 16, 2004, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com . A taped replay of the call will be available through September 17, 2004 at 877-660-6853, access account 1628, conference 117588, or for 30 days over the Internet at the Company's website.

    Business Segment Description
    Our operations are currently conducted in three reportable segments: signal integrity products; power integrity products and management systems; and frequency control products. Our Signal integrity Products Group designs and manufacturers a broad range of low pass electromagnetic interference ("EMI") filters, surface mount EMI filters, filtered arrays, filtered connectors, gaskets, specialty ceramic capacitors, and our recently developed motor line feed-thru ("MLFT") filters. Our Power Integrity Products and Management Systems Group designs and manufacturers numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and custom power filter assemblies) and power management systems (power distribution units, remote power management systems, fuse interface panels, breaker interface panels, and custom power distribution systems). Our Frequency Control Products Group designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguide filters, synthesizers, multiple channel filter banks, and related products and systems.

    About Spectrum Control
    Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company's website at http://www.spectrumcontrol.com .


    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Balance Sheets
    (Unaudited)

    (Dollar Amounts in Thousands)

                                                 August 31,       November 30,
                                                    2004               2003
    Assets

    Current assets
       Cash and cash equivalents                   $23,348            $24,779
       Accounts receivable, net                     13,241             11,521
       Inventories                                  14,421             13,110
       Prepaid expenses and other current assets     2,154              2,804

            Total current assets                    53,164             52,214

    Property, plant and equipment, net              13,532             12,646

    Noncurrent assets
       Goodwill                                     20,884             18,019
       Other                                           879                492

            Total assets                           $88,459            $83,371


    Liabilities and Stockholders' Equity

    Current liabilities
       Accounts payable                             $3,751             $3,147
       Accrued liabilities                           3,139              2,240
       Current portion of long-term debt               285                285

            Total current liabilities                7,175              5,672

    Long-term debt                                   1,831              2,106

    Deferred income taxes                            3,906              3,549

    Stockholders' equity                            75,547             72,044

            Total liabilities and
             stockholders' equity                  $88,459            $83,371


    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Statements of Income
    (Unaudited)

    (Amounts in Thousands Except Per Share Data)

                                         Three Months Ended  Nine Months Ended
                                             August 31,          August 31,
                                           2004     2003       2004     2003

    Net sales                             20,180  $15,354    $58,789  $46,070

    Cost of products sold                 14,604   12,349     42,262   36,315

    Gross margin                           5,576    3,005     16,527    9,755

    Selling, general and
     administrative expense                3,984    2,977     11,520    9,200

    Income from operations                 1,592       28      5,007      555

    Other income (expense)
          Interest expense                   (29)     (32)       (86)     (89)
          Other income and expense, net       49       48        146      251
                                              20       16         60      162

    Income before provision for
     income taxes                           1,612      44      5,067      717

    Provision for income taxes                615      15      1,930      272

    Net income                               $997     $29     $3,137     $445


    Earnings per common share:
          Basic                             $0.08     $-       $0.24    $0.03
          Diluted                           $0.08     $-       $0.24    $0.03

    Average number of common
     shares outstanding:
          Basic                            13,026   12,929    13,006   12,936
          Diluted                          13,177   13,004    13,168   12,975


    Spectrum Control, Inc. and Subsidiaries
    Selected Financial Data
    (Unaudited)

                                       Three Months Ended    Nine Months Ended
                                            August 31,            August 31,
                                         2004       2003      2004       2003

    Selected Financial Data, as a
     Percentage of Net Sales:

        Net sales                       100.0%    100.0%     100.0%     100.0%
        Cost of products sold            72.4      80.4       71.9       78.8
        Gross margin                     27.6      19.6       28.1       21.2
        Selling, general and
         administrative expense          19.7      19.4       19.6       20.0
        Income from operations            7.9       0.2        8.5        1.2
        Other income (expense)
         Interest expense                (0.1)     (0.2)      (0.1)      (0.2)
         Other income and expense, net    0.2       0.3        0.2        0.5
        Income before provision
         for income taxes                 8.0       0.3        8.6        1.5
        Provision for income taxes        3.0       0.1        3.3        0.6
        Net income                        5.0%      0.2%       5.3%       0.9%


    Selected Operating Segment Data:
    (Dollar Amounts in Thousands)

        Signal integrity products:
          Customer orders received    $13,451    $9,722    $37,190    $30,829
          Net sales                    12,854    10,369     36,071     32,091

        Power integrity products
         and management systems:
          Customer orders received      3,665     3,333     13,421      9,778
          Net sales                     3,949     3,301     13,901      8,890

        Frequency control products:
          Customer orders received      2,919     2,526      8,480      5,545
          Net sales                     3,377     1,684      8,817      5,089

SOURCE  Spectrum Control, Inc.
    -0-                             09/16/2004
    /CONTACT: Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /Web site:  http:// www.spectrumcontrol.com /
    (SPEC)

CO:  Spectrum Control, Inc.
ST:  Pennsylvania
IN:  CPR ECP EPM
SU:  ERN CCA MAV